CERTIFICATE OF THE SECRETARY OF FOCUSSHARES TRUST
		CERTIFYING RESOLUTIONS APPROVING THE
			FIDELITY BOND


	THE UNDERSIGNED, the duly appointed Secretary of FocusShares
Trust, a Delaware statutory trust (the "Trust") registered as a management investment company under the Investment Act of 1940, as amended
(the "1940 Act"), does hereby certify that the resolutions set forth below were approved by the Board of Trustees of the Trust (the "Board"), including a majority of the Trustees who are not "interested persons" of the Trust, as defined by Section 2(a)(19) of the 1940 Act (the "Independent Trustees"), on September 12, 2007, at a meeting of the Board:

	RESOLVED, that the Board of Trustees has considered all relevant factors relating to the participation of the Trust under a joint fidelity bond, including, among other things, the anticipated aggregate assets of the Trust, the type and terms of the arrangements made for the custody and safekeeping of such assets and the nature of the securities in which the series of the Trust invest; and it is further

	RESOLVED, that the Board of Trustees has determined that it would be in the best interests of the Trust to maintain the fidelity bond coverage required under the Rule jointly with the Trust; and it is further

	RESOLVED, that the Investment Company Blanket Bond (the "Bond"), issued by Columbia Casualty Company, which Bond provides for joint coverage for the Trust in the amount of $1,000,000 will provide adequate coverage for the Trust, and such Bond, including the portion of the premium to be paid by the Trust, is hereby approved, taking into consideration all relevant factors, including the other party to be named as insured, their respective assets, and the requirements of the Rule, the nature of the business activities of such other parties, the amount of the Bond, and the amount of the premium for such Bond, the ratable allocation of the premium among all parties named as insureds, the extent to which the share of the premium allocated to the Trust is less than the premium it would be required to pay to provide and maintain a single insured bond and the coverage provided under the Bond; and it is further

	RESOLVED, that the Secretary of the Trust or any other appropriate officer, be, and hereby is, authorized, empowered and directed to make such filings with the U.S. Securities and Exchange Commission as may be required from time to time pursuant to rules under the 1940 Act;

	RESOLVED, that an appropriate officer of the Trust be, and each of them hereby is, authorized to make any and all payments and to do any and all other acts, in the name of the Trust and on its behalf, as they, or any of them, may determine to be necessary or desirable and proper in connection with or in furtherance of the foregoing resolutions.

IN WITNESS WHEREOF, I have hereunto set my hand as such officer of the Trust this 9th day of June, 2008.


						FocusShares Trust
						/s/ Erik Liik

						______________________
							Erik Liik
							Secretary